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                                                      REGISTRATION NO. 33-98528
                                                      RULE 424(b)(5)

                            SUPPLEMENT TO PROSPECTUS,
                              DATED AUGUST 28, 1996

                                  PHYCOR, INC.

                                3,000,000 SHARES

                                  COMMON STOCK

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     The Prospectus, dated August 28, 1996 (the "Prospectus"), to which this
Supplement, dated July 7, 1997, is attached (the "Supplement"), relates to the resale by the holders thereof of up to an aggregate of 3,000,000 shares of Common Stock, no par value per share (the "Common Stock"), of PhyCor, Inc. (the "Company"), issued upon the conversion of subordinated convertible notes issued or to be issued by the Company without registration under the Securities Act of 1933, as amended (the "Act") in connection with the acquisition of the assets of
(i) single and multi-specialty medical clinics, (ii) the assets of individual physician practices and (iii) the assets of related businesses, including, but not limited to, management services organizations, consulting firms and other physician management companies. In addition, this Prospectus also relates to the resale by certain holders of Common Stock issued upon the exercise of options granted by the Company prior to the adoption by the Company of its stock incentive plans and warrants issued as consideration for (i) consulting or other services provided or to be provided to the Company and (ii) the execution of a management or service agreement with the Company or an affiliate.

     On July 2, 1997, the Company issued an aggregate of 90,909 shares of Common Stock to Carriere & Associates, P.A., a Florida professional association (the "Clinic"), upon the conversion of a 7.0% Subordinated Convertible Note in the principal amount of $1,400,000 (the "Purchase Note"). The Company issued the Purchase Note to the Clinic in connection with the acquisition by PhyCor of Jacksonville, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company ("PhyCor-Jacksonville"), of certain assets of the Clinic pursuant to an Asset Purchase Agreement, dated as of June 1, 1995, among the Company, PhyCor-Jacksonville, the Clinic and the sole shareholder of the Clinic (the "Purchase Agreement").

     Capitalized terms used in this Supplement shall have the meanings given to them in the Prospectus, unless the context requires otherwise.

     THIS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, AT NO CHARGE, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO PHYCOR, INC., 30 BURTON HILLS BOULEVARD, SUITE 400, NASHVILLE, TENNESSEE 37215,
ATTENTION: N. CAROLYN FOREHAND, VICE PRESIDENT AND GENERAL COUNSEL.


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                  The date of this Supplement is July 7, 1997.


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Selling Shareholder

     PhyCor-Jacksonville acquired substantially all of the assets of the Clinic pursuant to the Purchase Agreement. In connection therewith, the Company issued the Purchase Note to the Clinic in a transaction exempt from the registration requirements of the Act. On July 2, 1997, the Clinic converted the Purchase Note in accordance with its terms, into an aggregate of 90,909 shares of Common Stock (the "Shares"). The Clinic intends to resell the Shares in the over-the-counter market in accordance with the terms of the Prospectus.

     In connection with the acquisition of the assets of the Clinic, First Coast Medical Group, P.A., a Florida professional association ("First Coast"), entered into an Employment Agreement, effective as of June 1, 1995 (the "Employment Agreement"), with the physician associated with the Clinic. First Coast operates a multi-specialty medical clinic in Jacksonville, Florida and maintains 53 satellite locations in the area. First Coast's principal office is located at 111 Riverside Avenue, Suite 120, Jacksonville, Florida 32204. PhyCor-Jacksonville provides First Coast with the equipment and facilities used in its medical practice, manages First Coast's operations and employs First Coast's non-medical personnel in exchange for a service fee.

Plan of Distribution

     This Supplement relates to the reoffering of the Shares by the Clinic. The Clinic has designated Robert W. Baird & Co., Inc. ("Robert W. Baird"), a registered broker-dealer, as agent for the resale of the Shares. The Shares will be sold in private or block transactions in the over-the-counter market (including the Nasdaq Stock Market (National Market System)) or otherwise at market prices prevailing at the time of the sale, at prices related to such prevailing market price, or at negotiated prices. Robert W. Baird has agreed to use its best efforts to sell the Shares on behalf of the Clinic. The Clinic and/or Robert W. Baird may effect such transactions by selling the Shares to or through other broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Clinic, Robert W. Baird and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Clinic and/or Robert W. Baird and any broker-dealers that act in connection with the sale of the Shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Act, and any commissions received by (or discounts allowed to) them and any profit on the resale of the Shares as principal may be deemed to be underwriting discounts and commissions.